Exhibit 99.1

AITX Defines Four Internal Breakeven Milestones

First Milestone, Monthly Operating Cash Breakeven, Remains an Internal Target for January 2027; CEO Video Update Walks Through the Numbers

Detroit, Michigan, October 26, 2026 – Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCID:AITX), a developer and operator of AI-driven security and productivity solutions for enterprise clients, today described four operating milestones it intends to use to measure progress toward breakeven. CEO/CTO and founder Steve Reinharz discusses the milestones in a video update available at www.youtu.be/NSPCFNvr4jk.

Each milestone applies a stricter test than the one before it. All four are internal management measures, not measures under generally accepted accounting principles (“GAAP”); see “Important Information Regarding Management Measures” below.

Milestone	Test	Exclusions include these and other items	Internal target (not a projection or guarantee)
1. Monthly operating cash breakeven	Monthly revenue, as recognized, exceeds operating cash paid to operate the Company	Debt service; inventory purchases for device builds	January 2027 (as announced October 21, 2026; previously December 2026

2. Monthly accrual operating breakeven	Monthly revenue exceeds operating expenses as incurred	Depreciation and other non-cash items; deferrals; debt service; inventory purchases	March–April 2027

3. Operating breakeven after cash debt service	Milestone 2, plus debt service paid in cash	Inventory purchases; debt not serviced in cash	Not yet set

4. Full accrual-basis breakeven	Monthly revenue exceeds all expenses as incurred, including debt service and inventory purchases	Depreciation and other non-cash items	Not yet set

“Milestone one is the narrowest of the four measures, reaching it will be a huge step forward,” said Reinharz. “It would show more self-sustainability than this Company has ever had. We are focused on milestones one and two, and as time goes on, I expect to be able to forecast three and four.”

Starting Point

For its fiscal second quarter ended August 31, 2026, the Company reported revenue of $1,985,604, up 8% sequentially and 5% year over year. Revenue from customers other than its largest grew 61% year over year, and that customer’s share of revenue fell to 18% from 46% a year earlier. Recurring device rental revenue represented 89% of total revenue.

Two Levers: Revenue and Cost

The Company’s projection for Milestone 1 assumes revenue growth of approximately 2.7% per month, the pace implied by its second-quarter sequential growth of 8%. “We have two basic levers: increase revenue and decrease cost,” said Reinharz. “Our revenue assumption is based on what the business actually did last quarter.”

On cost, the Company expanded its August target of approximately $200,000 in monthly cash spend reductions to more than $350,000 per month from February 2027, measured against its August 2026 run-rate, as announced October 20, 2026. The program includes a reduction in force of approximately 7 positions in August 2026, as previously announced, and 17 positions in October 2026. It also includes reductions in marketing, promotion, cloud and other operating costs. The Company’s sales force was not affected.

The program also includes salary deferrals, which reduce cash spend faster than they reduce total expenses. Deferred amounts remain obligations of the Company. This is why Milestone 1 measures cash spend and Milestone 2 measures expenses as incurred.

“These were hard decisions, and we don’t take them lightly,” added Reinharz. “We tried to cut costs without significantly affecting our major initiatives or our existing revenue streams.”

In August, the Company expected to reach Milestone 1 in December 2026. As announced October 20, 2026, the expanded program phases in through year-end, and the Company now expects to reach it around January 2027.

Gross Margin

Second-quarter gross margin was 67% excluding a one-time, non-cash inventory write-down of $270,987 related to the discontinued residential camera line, and 54% as reported. Management’s objective is to return gross margin to the 75%–85% range, a level the Company has reached before: gross margin was approximately 83% in its fiscal fourth quarter ended February 28, 2026, as derived from its annual and nine-month results. The hardware price increases effective September 22, 2026 further support that objective.

Debt Service

Certain of the Company’s monthly-repayment loans, including merchant cash advances, are scheduled to be fully repaid beginning in April 2027, which would reduce monthly cash debt service and support progress toward Milestones 3 and 4. This is one data point. The Company’s other debt obligations, including those described in its Quarterly Report on Form 10-Q for the period ended August 31, 2026, could change the timing of those milestones.

Inventory Financing

The Company currently pays cash for the inventory it uses to build devices because it has not obtained inventory financing on acceptable terms. The Company expects inventory needs to grow with ROAMEO™, RAIA™ and its existing product lineup. As it reaches Milestones 1 and 2, the Company hopes to become eligible for non-dilutive financing, such as secured, lower-cost inventory financing, rather than the financing it relies on today.

“What we’re hoping happens as we hit milestones one and two is that new, non-dilutive ways to finance inventory become options for us,” concluded Reinharz. “That’s a milestone I can’t wait to get to.”

The Company intends to report progress against these milestones in future updates.

Important Information Regarding Management Measures

The four milestones are management estimates and internal measures, not results achieved, guarantees of future performance or projections of profitability under GAAP. They differ from GAAP net income (loss) and from net cash provided by or used in operating activities, and should not be considered substitutes for those measures. The Company cannot provide a quantitative reconciliation of these forward-looking measures to the most directly comparable GAAP measures without unreasonable effort, because it cannot reliably estimate future working capital changes, non-cash items and other reconciling items.

Revenue recognized in a month does not necessarily equal cash collected in that month. Milestone 1 compares recognized revenue with cash operating expenditures. Salary deferrals and deferred compensation reduce cash expenditures but remain obligations of the Company, and Milestones 1 and 2 exclude them. Milestones 2 through 4 exclude depreciation and other non-cash items. Collection timing, deferred obligations, debt service, inventory purchases and other cash requirements may require financing even if a milestone is reached. Reaching any milestone would not, by itself, establish GAAP profitability, positive net cash provided by operating activities, sufficient liquidity to meet the Company’s obligations or an end to its need for outside financing.

The milestones are not defined under GAAP or any other accounting standard. Management calculates them from internal records, and they have not been audited or reviewed by the Company’s independent registered public accounting firm. Other companies may calculate similarly titled measures differently.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is a developer and provider of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including PURSUON, Inc. (formerly RAD-M), Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Residential (RAD-R), Robotic Assistance Devices Group (RAD-G), and Robotic Assistance Devices Lanka (Private) Limited (RAD Lanka), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion U.S. security and guarding services industryi with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are primarily developed in-house.

All of RAD’s solutions are designed to integrate with leading industry platforms and workflows, including an integration with Immix®, a provider of central station and remote monitoring software. The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing its credibility with enterprise and government clients that require rigorous data protection and compliance standards.

AITX is led by Steve Reinharz, CEO/CTO and founder of the Company and all subsidiaries, who brings decades of experience in the security services industry. The Company’s solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.pursuon.com, www.radgroup.ai, www.saramonitoring.ai, www.radlightmyway.com, and www.stevereinharz.com, or follow Steve Reinharz on X @SteveReinharz. Information contained on, or accessible through, the foregoing websites and social media accounts is not incorporated by reference into, and does not form a part of, this press release or any of the Company’s filings with the Securities and Exchange Commission.

Cautionary Disclosure About Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the definition, expected timing and achievement of the four milestones; the Company’s previously announced cash breakeven objectives; anticipated monthly revenue growth; anticipated cash spend reductions and the effects of workforce, vendor and operating reductions and salary deferrals; the Company’s gross margin objective; the scheduled repayment of certain loans and its effect on debt service; anticipated inventory requirements for ROAMEO, RAIA and other products; the potential availability of inventory or other non-dilutive financing; the relationship of the milestones to the Company’s previously announced all-in cash breakeven target; negotiations to extend the maturities of the Company’s related-party debt; the proposed increase in the Company’s authorized common stock; and future progress updates.

These statements reflect management’s current expectations and assumptions and are subject to significant risks and uncertainties. Actual results may differ materially. Risks include revenue growth below the assumed rate, which exceeds the Company’s growth over the preceding twelve months; customer attrition, cancellations or deployment delays; delays in billing or collections; cost reductions that are delayed, smaller than anticipated or offset by separation and other costs; deferred compensation and other obligations becoming payable; staffing reductions adversely affecting sales, execution, customer support or retention; gross margin below management’s objective; changes in, or the acceleration, extension or refinancing of, the Company’s debt obligations; debt service, inventory or other cash requirements exceeding expectations; the unavailability of inventory or other financing on acceptable terms or at all; product launch or commercialization delays, including for RAIA and ROAMEO; regulatory restrictions affecting ROAMEO, and substantial dilution from equity or equity-linked financing, from the conversion or exchange of debt and accrued interest, and from any issuance of the additional authorized shares described in the Company’s preliminary information statement filed October 23, 2026.

The Company did not meet its target of positive cash flow by November 2025, has moved its December 2026 breakeven objective to January 2027, and may not reach any milestone within the targeted period, or sustain it once reached.

Other material risks include the Company’s history of losses, negative working capital, stockholders’ deficit, substantial doubt about its ability to continue as a going concern, and the risks described in its most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Because the Company’s common stock is a “penny stock,” the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 is not available to the Company. Readers should not place undue reliance on these statements, which speak only as of the date of this release. Except as required by law, the Company undertakes no obligation to update them. Although the Company intends to report progress against the milestones, it undertakes no obligation to do so at any particular time or in any particular form, except as required by law. This release does not constitute an offer to sell or the solicitation of an offer to buy securities.

The CEO video update referred to in this release is subject to this cautionary disclosure. The video does not supplement, update or modify this release, and if anything in the video differs from this release, this release controls. Investors should rely only on this release and the Company’s filings with the SEC.

Certain Information Regarding the Company’s Financial Condition

The Company has not been profitable in any fiscal year of its operating history and has reported significant operating losses, negative working capital and a stockholders’ deficit. Its independent auditor’s report includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern. The Company’s cash on hand is insufficient to fund operations for an extended period without additional financing, which may not be available on acceptable terms or at all and may substantially dilute existing stockholders. Investors should review the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2026, its Quarterly Report on Form 10-Q for the period ended August 31, 2026, its preliminary information statement on Schedule 14C filed October 23, 2026, and its other SEC filings.

At August 31, 2026, the Company had cash of $220,275, a working capital deficit of $55,894,870, a stockholders’ deficit of $61,690,773 and an accumulated deficit of $184,084,880. Net cash used in operating activities was $4,820,842 for the six months ended August 31, 2026, an average of approximately $803,000 per month, and the Company’s net loss for that period was $12,554,310. In its Quarterly Report on Form 10-Q for that period, management also concluded that substantial doubt exists about the Company’s ability to continue as a going concern.

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Doug Clemons, Chief Marketing Officer

248-270-8273

doug.c@radsecurity.com

i https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/